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                                                                    Exhibit 99.2

       Alaska Communications Systems Signs Definitive Agreement to Acquire
                     Matanuska Telephone Association, Inc.

ANCHORAGE, Alaska--(BUSINESS WIRE)--May 22, 2000--Alaska Communications Systems Group, Inc. ("ACS") (Nasdaq:ALSK) announced today that it has executed a definitive agreement with Matanuska Telephone Association, Inc. ("MTA") to acquire all of the assets of MTA for cash consideration of $187.5 million.

The definitive agreement was approved by the boards of Directors of MTA and ACS, and will be presented to the members of MTA for their approval at a special meeting of the members set for September 19, 2000. The agreement is also subject to regulatory and third party approvals.

MTA had consolidated 1999 revenue of approximately $66 million. It's local telephone service, which currently serves 57,500 access lines, had revenue of $54 million during 1999. MTA's wireless operations, which cover approximately 12,500 subscribers, had $4 million of revenue during 1999. Long-distance, Internet and other telecommunications services provided the remainder of consolidated revenue for the year. The transaction, which will be accounted for as a purchase, will be financed with proceeds from the initial public offering completed by ACS last year and by an existing supplement to bank term loans provided by a consortium of banks led by the Chase Manhattan Bank.

Chuck Robinson, ACS Chairman and Chief Executive Officer, said, "We believe MTA's operations, which include local telephone, cellular, long distance and internet access services, will be a valuable strategic addition to the business of ACS. The acquisition of MTA represents another step on the road toward improving communications services throughout the state and reducing the overall cost of the network to our customers. An equally valuable addition will be the talents and skills of the MTA employees, and we look forward to welcoming them into the ACS family. The Matanuska Valley, the fastest growing region in Alaska, lies in between our Anchorage and Fairbanks operations and is a strong complement to our existing local telephone and wireless operations."

ACS is the leading diversified, facilities based telecommunications provider in Alaska, offering local service, wireless, long distance, data, and Internet services to business and residential customers throughout Alaska. ACS currently serves approximately 327,000 access lines and 73,000 cellular customers throughout the state. Members of the ACS senior management team have played significant roles in bringing advanced technology to Alaska for more than four decades. ACS is traded on NASDAQ under the symbol "ALSK."

Statements contained in this press release, which are not historical fact, are "forward-looking statements" that involve a number of known and unknown risks or uncertainties. Additional factors, which may affect actual results, are contained in the Company's filings with the SEC, including the Company's reports on Forms S-4, S-1, 10-K and 10-Q. Forward-looking statements in this release are made pursuant to the safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

CONTACT: Alaska Communications Systems Group, Inc.
Michael E. Holmstrom
Mary Ann Pease
907/297-3000
Investors@acsalaska.com
http://www.acsalaska